[PAXTON ENERGY, INC. LOGO]

June 13, 2006

Bayshore Exploration LLC
20501 Katy Freeway, Suite 216
Katy, Texas 77450                                     via facsimile 281.647.9448

RE:  Lease Acquisition Agreement Dated March 16, 2006

Dear Jamin,

Pursuant to the Lease acquisition agreement dated March 16, 2006 where by Paxton Energy Inc. entered into an agreement with Bayshore exploration to jointly lease five tracts of lands, consisting of five sections of land totalling more or less 3,200 acres. It is understood by both parties that not all tracts are under lease at this time. Paxton Energy Inc. elects under paragraph 5, of the fore mentioned agreement to increase it leasehold working interest in the subject acreage to seventy - five percent on the same cost, terms and conditions as provided in that agreement dated March 16, 2006.

Although both parties acknowledge that leasing effort is ongoing, a complete accounting of the leasing will be done as soon as it is practical. Bayshore acknowledges this election and further acknowledges that it has received $305,000.00 USD to be used in the aforementioned leasing effort.

Best regards,

/s/ Robert Freiheit                           Agreed to and Accepted this 16th
                                              day of June, 2006
Robert Freiheit
Chairman and CEO
                                              Bayshore Exploration LLC

                                              By: /s/ Jamin Swantner
                                                 Jamin Swantner

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[ ]Corporate Office                   [ ]Executive Office                [ ]Operations Office
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